Exhibit 10.1

Execution Version

EQUITY PURCHASE AGREEMENT

among

SELLERS

DAVID NIEDERST IRREVOCABLE TRUST

STILLWATER SEVEN, LLC

and

BUYER

NUVERRA OHIO DISPOSAL LLC

dated as of

October 5, 2018

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS ARTICLE II

PURCHASE AND SALE

Section 2.01	Purchase and Sale	10

Section 2.02	Purchase Price	10

Section 2.03	Escrow Agreement	11

Section 2.04	Transactions to be Effected at the Closing	11

Section 2.05	Closing	12

Section 2.06	Adjustments; Proration	12

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING
TO THE SELLERS

Section 3.01	Organization and Authority of Sellers	14

Section 3.02	Capitalization	14

Section 3.03	Legal Proceedings; Governmental Orders	15

Section 3.04	Non-contravention	15

Section 3.05	Consents and Approvals	16

Section 3.06	Broker’s or Finder’s Fees	16

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE TARGET COMPANIES

Section 4.01	Organization and Existence	16

Section 4.02	Capitalization of the Target Companies	16

Section 4.03	Non-contravention	17

Section 4.04	Financial Statements	17

i

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of October 5, 2018, is entered into by and among the David Niederst Irrevocable Trust (the “Trust”), Stillwater Seven, LLC an Ohio limited liability company (“Stillwater,” and together with the Trust, the “Sellers”), and Nuverra Ohio Disposal LLC, a Delaware limited liability company (“Buyer”) and wholly-owned subsidiary of Nuverra Environmental Solutions, Inc., a Delaware corporation.

Recitals

WHEREAS, Sellers own all of the outstanding membership interests in Clearwater Three, LLC, an Ohio limited liability company, and Clearwater Five, LLC, an Ohio limited liability company (collectively, the “Clearwater Entities”), and the Trust owns all of the outstanding interests in Clearwater Solutions, LLC, an Ohio limited liability company (“Clearwater Solutions,” and together with the Clearwater Entities, the “Target Companies” and each a “Target Company”). Sellers’ interests in the Clearwater Entities and Clearwater Solutions are collectively referred to as the “Interests”.

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual Financial Statements” has the meaning set forth in Section 4.04(a).

“Assignments” has the meaning set forth in Section 2.04(b)(i).

“Balance Sheet” has the meaning set forth in Section 4.04(a).

“Balance Sheet Date” has the meaning set forth in Section 4.04(a).

“Base Purchase Price” has the meaning set forth in Section 2.02(a).

“Benefit Plan” has the meaning as set forth in Section 4.14(a).

“Books and Records” means all books and records relating to the ownership and operation of the Wells and conduct of the Business including the following types of books and records: contracts, land, title, engineering, financial, accounting, tax, environmental, operating, accounting, business, marketing, advertising, promotional materials, Well injection, permitting and maintenance records, all customer files and documents (including credit information), supplier lists, records, literature and correspondence and other data, files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, maps, books, personnel files of the Employees, studies and corporate books (including equity transfer records).

“Business” means the business operations conducted by the Target Companies, consisting primarily of the ownership and operation of certain liquid waste injection wells.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York and Ohio are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.05(b).

“Buyer Qualified Plan” has the meaning set forth in Section 6.05(c)

“Cash” means, as of any applicable time of determination, the Target Companies’ actual consolidated cash (bank) balances (net of any bank overdrafts and net of any deposits, reserve accounts or other restricted cash balances), as adjusted for any outstanding checks, wires in transit and any other proper reconciling items, in each case as determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Clearwater Entities” has the meaning set forth in the recitals.

“Clearwater Solutions” has the meaning set forth in the recitals.

“Closing” has the meaning as set forth in Section 2.05.

“Closing Cash” means, as of 12:01 a.m. Eastern Time on the Closing Date, the aggregate amount of Cash, as shown on one or more bank statements to be delivered pursuant to Section 7.01(o).

“Closing Date” has the meaning as set forth in Section 2.05.

“Closing Indebtedness” means the amount of Indebtedness of the Target Companies outstanding at Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 9, 2018, between Buyer and Sellers.

“Contract” means all legally binding contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Current Assets” means the combined accounts receivable and other current assets of the Target Companies, determined as of 11:59 p.m. on the applicable measurement date in accordance with GAAP; provided, however, that Current Assets shall not include, in whole or in part, (i) any deferred Tax assets, including any Tax net operating loss carryforwards, Tax credit carryforwards, or other similar Tax assets or attributes, (ii) prepaids or deposits or (iii) any intercompany receivables.

“Current Liabilities” means the combined accounts payable and other current liabilities of the Target Companies, determined as of 11:59 p.m. on the applicable measurement date in accordance with GAAP; provided, however, that Current Liabilities shall not include, in whole or in part, (i) any deferred Tax liabilities; (ii) Indebtedness; or (iii) any intercompany payables.

“Deductible” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(i).

“Employees” means those Persons employed by any Target Company immediately prior to the Closing.

“Employment Agreements” has the meaning set forth in Section 7.01(m).

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, conditional sale or title retention agreement, preferred purchase right or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; the Safe Water Drinking Act of 1974, as amended, 42 U.S.C. §§ 300f et seq; and the Ohio Underground Injection Control Program, as amended, O.R.C. §6111.43 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interest” means the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest or any other form of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means Huntington National Bank, as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, among the Sellers, Buyer and the Escrow Agent.

“Escrow Amount” has the meaning set forth in Section 2.03.

“Excluded Losses” means any and all Losses relating to or arising from any of the entities (or the assets, businesses or activities any such entities) set forth on Schedule I-EL, and any of their respective successors or assigns.

“Filing” means a registration, declaration or filing with a Governmental Authority.

“Final Escrow Release Date” has the meaning set forth in Section 2.03(c).

“Final Working Capital” has the meaning set forth in Section 2.06(b)(i).

“Financial Statements” has the meaning set forth in Section 4.04(a).

“First Escrow Release Date” has the meaning set forth in Section 2.03(b).

“Fundamental Representations” means the representations and warranties set forth in ARTICLE III, Sections 4.01 (organization), 4.02 (capitalization), 4.08(a) (title to property), 4.17 (brokers) and Sections 5.01 (organization), 5.02 (non-contravention) and 5.04 (sufficiency of funds).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Hedging Obligations” means any of the following to which a Target Company is a party or is subject to: (a) financially settled rate or price swap option transaction, basis swap, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or (b) forward fixed price sale or purchase of hydrocarbons.

“Indebtedness” of any Person means all obligations of any Person for indebtedness including, without duplication, (a) the principal of and, accreted value and accrued and unpaid interest and other amounts (including penalties and other similar amounts) owing in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a letter of credit; (c) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (d) all capital lease obligations of such Person; (e) all obligations to repay deposits or other amounts advanced by customers, (f) all obligations of the type referred to in clauses (a) through (e) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (g) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Independent Accounting Firm” means Grant Thornton LLP or another independent accounting firm mutually agreeable to the Sellers.

“Intellectual Property” has the meaning set forth in Section 4.09(a).

“Interests” has the meaning set forth in the recitals.

“Interim Balance Sheet” has the meaning set forth in Section 4.04(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04(a).

“Interim Financial Statements” has the meaning set forth in Section 4.04(a).

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of: (i) Thomas W. Bohr, (ii) Bradley D. Erdman and (iii) David Niederst, in each case after due inquiry of their direct reports and any supervisory level personnel.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Licensed Software” has the meaning set forth in Section 4.09(e).

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of a Target Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Target Companies operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by a Target Company to meet any internal or published projections, forecasts or revenue or earnings predictions except in the case of (i), (ii), (iii) or (iv) where such event occurrence, fact, condition or change disproportionately affects the Target Companies, but only to the extent of the disproportionate impact, and provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Minimum Working Capital Requirement” means $1,275,000.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Notice of Disagreement” has the meaning set forth in Section 2.06(b)(iii).

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, trust agreement or such other organizational documents of such Person.

“Owned Real Property” has the meaning set forth in Section 4.08(b)(i).

“Owned Software” has the meaning set forth in Section 4.09(e).

“Pay-Off Letter” or “Pay-Off Letters” means the letters, and any updates thereto, sent by Indebtedness lenders or other creditors to the Target Company prior to Closing, which letters specify the aggregate amount of Indebtedness outstanding as of the Closing Date and wire transfer information for each such lender or creditor to be paid at the Closing.

“Pending Claims” has the meaning set forth in Section 2.03(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from a Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 4.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Period” means any Tax period (or portion thereof) following the Closing Date.

“Post-Closing Statement” has the meaning set forth in Section 2.06(b)(i).

“Pre-Adjustment Closing Statement” has the meaning set forth in Section 2.06(a).

“Pre-Closing Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Pro Rata Percentage” means, with respect to a Seller, such Seller’s percent ownership interest of each Target Company as set forth in Schedule 3.02.

“Purchase Price” has the meaning set forth in Section 2.02(b).

“Qualified Benefit Plan” has the meaning set forth in Section 4.14(b).

“Real Property” means the real property owned, leased or subleased by any Target Company, together with all buildings, structures, fixtures and facilities located thereon.

“Related Party Contract” means any Contract between a Target Company, on the one hand, and Seller, any of the Seller’s or such Target Company’s respective officers, stockholders, managers, partners, members, or employees, on the other hand.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Schedule Supplement” has the meaning set forth in Section 6.03.

“Seller 401(k) Plan” has the meaning set forth in Section 6.06(c).

“Sellers” has the meaning set forth in the preamble.

“Seller Taxes” means any and all Taxes imposed on any of the Target Companies or for which the Target Company may otherwise have any obligation or be liable (a) for any Pre-Closing Period and for the portion of any Straddle Period ending at the Effective Time; (b) of any member of any consolidated group of which the Target Company (or any predecessor of the Target Company) is or was a member on or prior to the Effective Time by reason of Treasury regulation section 1.1502-6(a) or any analogous or similar foreign, state or local law; or (c) of any other Person for which the Target Company is or has been liable as a transferee or successor, by contract or otherwise.

“Software” means all computer software (including application software and system software) used in the Business as currently conducted.

“Stillwater” has the meaning set forth in the preamble.

“Stillwater’s Interest” has the meaning set forth in Section 3.02(b).

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Target Company” has the meaning set forth in the recitals.

“Target Company Continuing Employee” has the meaning set forth in Section 6.05(a).

“Target Companies Intellectual Property” has the meaning set forth in Section 4.09(b).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Top Customers” has the meaning set forth in Section 4.20.

“Top Suppliers” has the meaning set forth in Section 4.20.

“Transaction Costs” means all legal fees, accounting fees and other costs and expenses incurred by the Sellers or the Target Companies with respect to the transactions contemplated by this Agreement.

“Transaction Documents” mean those documents and agreements required to be executed and delivered pursuant to Section 7.01 and Section 7.02, and any other documents or agreements necessary to consummate the transactions contemplated herein.

“Transition Services Agreement” has the meaning set forth in Section 7.01(n).

“Trust” has the meaning set forth in the preamble.

“Trust’s Interest” has the meaning set forth in Section 3.02(a).

“Wells” means the deep injection wells located on the Real Property as more particularly described on Schedule 4.08(c)(i) hereto, including the wellbores and all related equipment and components related thereto.

“Working Capital Deficit” means (i) the amount by which the Minimum Working Capital Requirement is greater than the Net Working Capital, if the Minimum Working Capital Requirement exceeds the Net Working Capital by more than $50,000, or (ii) zero if the Net Working Capital is equal to the Minimum Net Working Capital Requirement or if the Minimum Working Capital Requirement exceeds the Net Working Capital by $50,000 or less.

“Working Capital Surplus” means (i) the amount by which the Net Working Capital is greater than the Minimum Working Capital Requirement, if the Net Working Capital exceeds the Minimum Working Capital Requirement by more than $50,000, or (ii) zero if the Net Working Capital is equal to the Minimum Net Working Capital Requirement or if the Net Working Capital exceeds the Minimum Working Capital Requirement by $50,000 or less.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall assign, transfer and sell to Buyer free and clear of Encumbrances other than transfer restrictions arising under applicable securities Laws, and Buyer shall purchase from Sellers, the Interests for the consideration specified in Section 2.02.

Section 2.02 Purchase Price.

(a) Subject to adjustment pursuant to Section 2.06, Buyer shall pay at the Closing to the Sellers (in accordance with their Pro Rata Percentage) cash in the aggregate amount (the “Pre-Adjustment Purchase Price”) equal to:

(i) $41,900,000 (the “Base Purchase Price”);

(ii) minus, the amount of the Closing Indebtedness;

(iii) minus, the Escrow Amount;

(iv) plus any Closing Cash, as reflected on the Pre-Adjustment Closing Statement;

(v) plus, any Working Capital Surplus, if any, as reflected on the Pre-Adjustment Closing Statement; and

(vi) minus, any Working Capital Deficit, if any, as reflected on the Pre-Adjustment Closing Statement.

(b) The final Purchase Price (the “Purchase Price”) shall be the Pre-Adjustment Purchase Price as further adjusted pursuant to Section 2.06.

(c) The aggregate Purchase Price for the Interests shall be allocated for Tax reporting purposes among the Target Companies as set forth on Exhibit A.

Section 2.03 Escrow Agreement.

(a) At the Closing, Sellers shall deposit $3,400,000 (together with any interest or other income earned thereon, the “Escrow Amount”), representing a portion of the Purchase Price, into an escrow account established pursuant to the terms and conditions of the Escrow Agreement. From and after the Closing (but subject to the provisions of the Escrow Agreement), Buyer will be entitled, in accordance with the terms of the Escrow Agreement, to receive proceeds from the Escrow Amount in respect of any claim suffered or incurred by Buyer for which Buyer is entitled to indemnification under this Agreement.

(b) Subject to and in accordance with the provisions of this Agreement and the Escrow Agreement, promptly (and in any event within five business days) after the nine month anniversary of the Closing Date (the “First Escrow Release Date”), the Buyer and Stillwater shall jointly instruct the Escrow Agent to release and pay Stillwater an amount equal to 50% of the Escrow Amount, less any amounts setoff in accordance with this Agreement, and less the aggregate amount of all indemnity claims, if applicable, made by the Buyer (collectively, the “Pending Claims”) that remain unresolved as of 5:00 p.m. Eastern Time on the First Escrow Release Date.

(c) Subject to and in accordance with the provisions of this Agreement and the Escrow Agreement, promptly (and in any event within five business days) after the eighteen month anniversary of the Closing Date (the “Final Escrow Release Date”), the Buyer and Stillwater shall jointly instruct the Escrow Agent to release and pay Stillwater an amount equal to the Escrow Amount, less any amounts setoff or previously released from escrow in accordance with this Agreement, and less the aggregate amount of all Pending Claims that remain unresolved as of 5:00 p.m. Eastern Time on the Final Escrow Release Date.

(d) Following the Final Escrow Release Date, and within five business days after the resolution of all Pending Claims, the Buyer and Stillwater shall jointly instruct the Escrow Agent to release and pay Stillwater any remaining portion of the Escrow Amount.

Section 2.04 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver to each Seller its share (based on its Pro Rata Percentage) of the Pre-Adjustment Purchase Price by wire transfer of immediately available funds, to the account(s) designated in writing by the Sellers to Buyer no later than two Business Days prior to the Closing Date;

(ii) deliver to the Escrow Agent the Escrow Amount;

(iii) deliver to the Sellers all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.02 of this Agreement.

(b) At the Closing, Sellers shall deliver to Buyer:

(i) assignments of the Interests to Buyer in substantially the form attached as Exhibit B hereto (the “Assignments”), duly executed by Sellers; and

(ii) all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.01 of this Agreement.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Eastern time, no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Kohrman Jackson & Krantz LLP 1375 East 9th Street, 29th Floor, Cleveland, OH 44114, or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06 Adjustments; Proration.

(a) Preparation of Pre-Adjustment Closing Statement. Not less than two Business Days prior to the Closing Date, the Sellers shall prepare and deliver or cause to be prepared and delivered to Buyer an estimated closing statement (the “Pre-Adjustment Closing Statement”) that sets forth in reasonable detail the Sellers’ reasonable good faith calculation of the Pre-Adjustment Purchase Price, including (i) the Closing Indebtedness, (ii) the Net Working Capital as of the Closing Date, Working Capital Surplus, if any, and Working Capital Deficit, if any, resulting therefrom, and (iii) the Closing Cash as of the Closing Date.

(b) Post-Closing Statement.

(i) Buyer will cause to be prepared in writing and delivered to the Sellers not later than 90 days after the Closing Date a statement (the “Post-Closing Statement”) that shall set forth the calculation of the following: (A) the Purchase Price, (B) the Closing Indebtedness, (C) the Net Working Capital (the “Final Working Capital”), (D) Working Capital Surplus, if any, (E) Working Capital Deficit, if any, and (F) Closing Cash.

(ii) Following the delivery of the Post-Closing Statement to the Sellers, Buyer shall provide the Sellers and their designees reasonable access during normal business hours to books and records and work papers of Seller and its other Affiliates that relate solely to the calculations included in the Post-Closing Statement and the amount of the Closing Indebtedness, the Final Working Capital, Working Capital Surplus, if any, Working Capital Deficit, if any, and Closing Cash.

(iii) The Post-Closing Statement will be final and binding on Buyer and the Sellers unless, within 30 days following delivery of the Post-Closing Statement, the Trust notifies Buyer in writing that the Sellers do not accept as correct any one or more of the calculations included in the Post-Closing Statement (a “Notice of Disagreement”); provided, that the Post-Closing Statement and the resulting Working Capital Surplus, if any, Working Capital Deficit, if any, Closing Indebtedness, and Closing Cash shall become final and binding upon the Parties upon the Trust’s delivery, prior to the expiration of the thirty (30) day period, of written notice to Buyer of its acceptance of the Post-Closing Statement. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted and attach documentation supporting the Sellers’ calculations.

(iv) If the Trust timely delivers a Notice of Disagreement, then the Post-Closing Statement (as revised in accordance with this Section 2.06(b)(iv)) and Working Capital Surplus, if any, Working Capital Deficit, if any, Closing Indebtedness and Closing Cash shall become final and binding upon the Parties on the earlier of (A) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by the Trust and Buyer and (B) the date any and all matters specified in the Notice of Disagreement not resolved by the Trust and Buyer are finally resolved in writing by the Independent Accounting Firm. The Post-Closing Statement shall be revised to the extent necessary to reflect any resolution by the Trust and Buyer and any final resolution made by the Independent Accounting Firm in accordance with this Section 2.6(b)(iv). During the 30 days following the delivery of a Notice of Disagreement, the Trust and Buyer shall try to resolve any such disagreement in good faith and on an informal basis and all such discussions related thereto (unless otherwise agreed by Buyer and the Trust) shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. At the end of such 30 day period, the Trust and Buyer shall submit any and all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Disagreement to the Independent Accounting Firm for review and resolution. Buyer and the Trust shall instruct the Independent Accounting Firm to, and the Independent Accounting Firm shall, make a final determination of the items included in the Post-Closing Statement (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement. Buyer and the Trust will cooperate with the Independent Accounting Firm during the term of their engagement. Buyer and the Trust shall instruct the Independent Accounting Firm not to, and the Independent Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer in the Post-Closing Statement, on the one hand, or the Trust in the Notice of Disagreement, on the other hand, or less than the smallest value for such item assigned by Buyer in the Post-Closing Statement, on the one hand, or the Trust in the Notice of Disagreement, on the other hand. Buyer and the Trust shall also instruct the Independent Accounting Firm to, and the Independent Accounting Firm shall, make its determination based solely on presentations by Buyer and the Trust that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Post-Closing Statement and Working Capital Surplus, if any, Working Capital Deficit, if any, Closing Indebtedness and Closing Cash shall become final and binding on the Parties on the date the Independent Accounting Firm delivers its final resolution in writing to Buyer and the Trust (which final resolution shall be requested by the parties to be delivered not more than 45 days following submission of such disputed matters), and such resolution by the Independent Accounting Firm shall not be subject to court review or otherwise appealable. The fees and expenses of the Independent Accounting Firm pursuant to this Section 2.06(b)(iv) shall be allocated between Buyer, on the one hand, and the Sellers, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed items so submitted.

(v) On the fifth Business Day after the determination of the final Purchase Price pursuant to this Section 2.06:

(A) if the Pre-Adjustment Purchase Price is less than the final Purchase Price, Buyer shall pay to the Sellers, by wire transfer of immediately available funds to the account(s) specified in writing by the Sellers, an amount equal to such difference; and

(B) if the Pre-Adjustment Purchase Price is greater than the final Purchase Price, the Sellers shall pay to Buyer, by wire transfer of immediately available funds to the account specified in writing by Buyer, an amount equal to such difference; provided, however, that either Buyer or the Trust shall have the right, but not the obligation, to instead cause such payment to be made by the Escrow Agent from the Escrow Account. Any payment request to the Escrow Agent shall be delivered to the Escrow Agent in writing with a copy to each of Buyer and the Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING

TO THE SELLERS

Each of the Sellers severally only as to itself represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof, except as set forth in the Disclosure Schedules.

Section 3.01 Organization and Authority of Sellers.

(a) The Trust is a trust duly organized, validly existing and in good standing under the Laws of the State of Ohio, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on the business as it is now being conducted. The Trust has all requisite authority to execute and deliver this Agreement and each Transaction Document to which a Target Company is a party, the transactions contemplated hereby have been duly authorized by the Trust, and this Agreement and each Transaction Document to which a Target Company is a party constitutes a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms.

(b) Stillwater is duly organized, validly existing and in good standing under the Laws of the State of Ohio, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on the business as it is now being conducted. Stillwater is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Stillwater has all requisite authority to execute and deliver this Agreement and each Transaction Document to which Stillwater is a party, the transactions contemplated hereby have been duly authorized by Stillwater, and this Agreement and each Transaction Document to which Stillwater is a party constitutes a legal, valid and binding obligation of Stillwater, enforceable against Stillwater in accordance with its terms.

Section 3.02 Capitalization.

(a) Schedule 3.02 sets forth the capitalization of the each Target Company including the Trust’s ownership interest in the Clearwater Entities and Clearwater Solutions (the “Trust’s Interest”). The Trust is the record and beneficial owner of the Trust’s Interest free and clear of all Encumbrances (other than transfer restrictions arising pursuant to applicable securities Laws). At the Closing, the Trust will transfer to the Buyer all right, title and interest in and to the Trust’s Interest and all respective right, titles and interests thereto, and the Buyer will own good and valid record and beneficial ownership of the Trust’s Interests, free and clear of all

Encumbrances (other than transfer restrictions arising pursuant to applicable securities Laws). The sale and delivery of the Trust’s Interest are not subject to any preemptive rights, rights of first refusal or other similar rights or restrictions. The Trust is not a party to any voting agreement or voting trust, proxy or other agreement or understanding with respect to the purchase, sale or voting of any of the Trust’s Interests other than this Agreement.

(b) Schedule 3.02 sets forth the capitalization of each Target Company including Stillwater’s interest in the Clearwater Entities (“Stillwater’s Interest”). Stillwater is the record and beneficial owner of Stillwater’s Interest free and clear of all Encumbrances (other than transfer restrictions arising pursuant to applicable securities Laws). At the Closing, Stillwater will transfer to the Buyer all right, title and interest in and to Stillwater’s Interest and all respective rights, titles and interests thereto, and the Buyer will own good and valid record and beneficial ownership of Stillwater’s Interests, free and clear of all Encumbrances (other than transfer restrictions arising pursuant to applicable securities Laws). The sale and delivery of Stillwater’s Interest are not subject to any preemptive rights, rights of first refusal or other similar rights or restrictions. Stillwater is not a party to any voting agreement or voting trust, proxy or other agreement or understanding with respect to the purchase, sale or voting of any of the Trust’s Interests other than this Agreement.

(c) The Trust’s Interests together with Stillwater’s Interest constitute one-hundred percent (100%) of the outstanding membership interests in the Target Companies. Immediately following Closing, Buyer will own good and valid record and beneficial ownership of all Equity Interests in the Target Companies free and clear of all Encumbrances other than transfer restrictions imposed under applicable securities Laws.

Section 3.03 Legal Proceedings; Governmental Orders. Except as set forth in Schedule 3.03, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Sellers’ Knowledge, threatened against or by such Seller, which if determined adversely to such Seller would result in a Material Adverse Effect or adversely impact such Seller’s authority or ability to consummate the transactions contemplated herein, and there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting such Seller which would adversely impact such Seller’s authority or standing to consummate the transactions contemplated herein or have a Material Adverse Effect.

Section 3.04 Non-contravention. Neither the execution and delivery by such Seller of this Agreement, any other Transaction Documents to which such Seller is or shall be a party or any instrument required hereby or thereby to be executed and delivered by it at Closing nor the performance by such Seller of its obligations hereunder or thereunder will conflict with, violate or breach the terms of, cause the termination of or a default (with or without notice or lapse of time or both) under, or give rise to a loss of benefit under, or result in the creation of any Encumbrance upon the properties or assets of the Target Companies under, (a) subject to the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.04 being duly and timely obtained or made, any Law or Governmental Order applicable to such Seller, (b) the Organizational Documents of the Seller, if applicable, or (c) any Contract to which such Seller is a party or by which it or any of its properties or assets is bound.

Section 3.05 Consents and Approvals. Except for the consents and approvals and satisfactions on Schedule 3.05, no consent or approval of or satisfaction to any other Person is necessary for such Seller to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or shall be a party.

Section 3.06 Broker’s or Finder’s Fees. Except as set forth on Schedule 3.06, such Seller will not have any liability or responsibility for any investment banker’s, broker’s, finder’s, financial advisor’s, or other similar fee or commission, or reimbursement of expenses, in respect of the transactions contemplated by this Agreement or any Transaction Document based in any way on agreements, arrangements, or understandings made by or on behalf of or with respect to such Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE TARGET

COMPANIES

Each of the Sellers jointly and severally represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof, except as set forth in the Disclosure Schedules.

Section 4.01 Organization and Existence. Each Target Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Business as it is now being conducted. Each Target Company is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

Section 4.02 Capitalization of the Target Companies. The Interests represent all of the authorized, issued and outstanding membership interests in the Target Companies. All of the Interests have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights, rights of first offer or refusal or similar rights, or in violation of the Securities Act or other applicable securities Laws. Except as set forth on Schedule 4.02, the Target Companies do not own, directly or indirectly, any Equity Interests in any other Person. As of the date hereof: (i) there are no outstanding commitments of any character obligating a Target Company (A) to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional Equity Interests in such Target Company or any securities or obligations convertible into or exchangeable therefor or (B) to grant, extend, or enter into any such commitment; (ii) there are no commitments with respect to the Equity Interests in a Target Company, except as may be contained in this Agreement; (iii) there are no Contracts with respect to (or which affect) the voting, giving of written consents with respect to the voting, transfer, conversion, issuance, or registration, of the Equity Interests in the Target Companies; and (iv) there are no outstanding obligations of a Target Company to redeem, repurchase, or otherwise acquire any of its Equity Interests.

Section 4.03 Non-contravention. Except as set forth on Schedule 4.03, none of the execution, delivery or performance of this Agreement, nor the consummation of any documents or transactions contemplated herein, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the Organizational Documents of any Target Company, (ii) violate any Law, Governmental Order, Permit or Filing applicable to any Target Company, (iii) result in a breach of or default under, or violate any Material Contract or Real Property lease or (iv) require any consent of or notice to any Governmental Authority or third person. No Permit or Filing is required by any Target Company in connection with the consummation of the transactions contemplated herein.

Section 4.04 Financial Statements.

(a) Schedule 4.04 contains a copy of the Clearwater Entities’ combined audited financial statements, consisting of the balance sheet and statement of income and member’s equity, as of and for the years ended December 31, 2017 and December 31, 2016 (the “Annual Financial Statements”); and the unaudited financial statements consisting of the balance sheet of the Clearwater Entities as of June 30, 2018 and the related statements of income for the six-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Clearwater Entities as of the respective dates they were prepared and the results of the operations of the Clearwater Entities for the periods indicated. The balance sheet of the Clearwater Entities as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Clearwater Entities as of June 30, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

(b) To the Knowledge of Sellers, the Target Companies’ system of internal controls over financial reporting is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the Target Companies’ assets.

Section 4.05 Undisclosed Liabilities. The Target Companies have no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Schedule 4.06, from the Interim Balance Sheet Date until the date of this Agreement, the Target Companies have operated in the ordinary course of business in all material respects and there has not been, with respect to the Target Companies, any:

(a) event, occurrence or development that has had a Material Adverse Effect;

(b) amendment to any Target Company’s Organizational Documents;

(c) issuance, sale or other disposition of any ownership interest in a Target Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) the Interests;

(d) declaration or payment of any distributions on or in respect of any portion of the Interests or redemption, purchase or acquisition of any portion of the Interests;

(e) material change in any method of accounting or accounting practice of a Target Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $100,000; except unsecured current obligations and liabilities incurred in the ordinary course of business;

(g) sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the ordinary course of business and except for any assets having an aggregate value of less than $50,000;

(h) increase in the compensation of any Employees;

(i) adoption, amendment or modification of any Benefit Plan;

(j) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or equity of, or by any other manner, any business or any Person or any division thereof;

(k) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(l) any material damage, destruction, or other loss (whether or not covered by insurance) to any assets or properties (including any Well) owned, leased, or otherwise used thereby, except in the ordinary course of business;

(m) any termination or relinquishment of rights under any Material Contract;

(n) making, committing to or scheduling any capital expenditure (or series of related capital expenditures) involving more than $10,000 individually or $50,000 in the aggregate;

(o) delay or postponement of the payment of accounts payable or other liabilities outside the ordinary course of business; and

(p) agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts.

(a) Schedule 4.07(a) lists each of the following contracts and other agreements of the Target Companies (collectively, the “Material Contracts”):

(i) each agreement of a Target Company involving aggregate consideration in excess of $100,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Target Company without penalty or without more than 180 days’ notice;

(ii) all agreements that relate to the sale of any of the Target Company’s assets, other than in the ordinary course of business, for consideration in excess of $50,000;

(iii) all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $100,000;

(iv) except for agreements relating to trade receivables, all agreements relating to indebtedness (including, without limitation, guarantees) of a Target Company, in each case having an outstanding principal amount in excess of $100,000;

(v) all Related Party Contracts;

(vi) all agreements reflecting Hedging Obligations;

(vii) each lease for personal property or equipment that provides for ongoing payments by a Target Company in excess of $10,000 annually or $50,000 in the aggregate over the term of the Contract;

(viii) any Contract with any Governmental Authority;

(ix) any Contract for Indebtedness;

(x) any Contract with respect to any capital lease obligations or deferred purchase price for property or off-balance sheet transactions;

(xi) each Contract pursuant to which a Target Company licenses or otherwise acquires the right to use any Intellectual Property, excluding license agreements for off-the-shelf Software applications that have an acquisition price of less than $10,000 per unit and are not incorporated into, embedded into, hosted with, or distributed with any Software;

(xii) each joint venture, partnership or cost sharing agreement to which a Target Company is a party or by which it is bound;

(xiii) each Contract creating or granting an Encumbrance on material assets of a Target Company (including Encumbrances upon properties acquired under conditional sales, capital leases or other title retention or security devices, but excluding Permitted Encumbrances);

(xiv) each Contract related to or giving rise to any obligation to pay to any Employee or third person a Transaction Cost or similar severance payment;

(xv) each Contract providing for commissions, finder’s fees, agency payments or similar payments to third persons;

(xvi) employment agreements and consulting agreements with employees of the Business and independent contractors;

(xvii) each Contract in the form or nature of a letter of credit, performance bond, surety bond and other collateral or security arrangement;

(xviii) each Contract which involves a right or obligation of a third Person to deliver waste materials to the Wells; and

(xix) all collective bargaining agreements or agreements with any labor organization, union or association to which a Target Company is a party.

(b) Except as set forth on Schedule 4.07, no Target Company is a party to and none of the Target Companies or the assets of the Target Companies are bound by any Contract with respect to the Business that:

(i) is for the sale of goods or services that has not been substantially completed by the Target Companies as of the Closing Date and, to Sellers’ Knowledge, (A) is on terms that are not commercially reasonable, or (B) under which the Target Company expects to incur a loss;

(ii) provides for the deferred payment of any purchase price including any “earn out” or other contingent fee arrangement;

(iii) provides for a limit on the ability of a Target Company to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(iv) restricts the ability of any Target Company to solicit or hire employees in any specified jurisdictions; or

(v) provides for commissions, finder’s fees, agency payments or similar payments to third persons wherein amounts payable thereunder have not been heretofore fully made or accrued expressly in the Financial Statements.

(c) Except as set forth on Schedule 4.07(c), no Target Company is in material breach of, or material default under, any Material Contract. A true, correct and complete copy of each Material Contract has been provided to Buyer. No Seller or Target Company has received from any other party to a Material Contract any notice of any breach or violation by a Target Company of any Material Contract or termination or intention to terminate such Material Contract. No event has occurred which (with or without notice or lapse of time, or both) would constitute a material default by a Target Company under the terms of any Material Contract. Each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding obligation of the Target Company, and each other party thereto, and, to the Knowledge of Sellers, no other party to any Material Contract is in breach in any material respect of the terms, provisions or conditions of such Material Contract.

Section 4.08 Title to Assets; Real Property; Wells.

(a) Each Target Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all of its Real Property and tangible personal property (including all assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date), other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Schedule 4.08(a);

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures for which adequate reserves have been established in the Financial Statements;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens with respect to obligations arising or incurred in the ordinary course of business and not yet deemed payable or delinquent or being contested in good faith by appropriate procedures for which adequate reserves have been established in the Financial Statements;

(iv) easements, rights of way and zoning ordinances affecting Real Property, none of which have an adverse impact on the Target Companies or the Business; or

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and listed on Schedule 4.08(a) hereof.

(b) Real Property.

(i) Schedule 4.08(b) sets forth: (A) the street address and owner of each parcel of Real Property in fee owned by a Target Company (“Owned Real Property”); and (B) a description of the Wells and other infrastructure located on such parcel. None of the Target Companies are either a lessor or lessee in respect of any parcel of Real Property.

(ii) Sellers have made available to Buyer true, correct and complete copies of all deeds, title reports and insurance policies, if any, that Seller possesses or has access to which relate to the Owned Real Property.

(iii) Except as set forth on Schedule 4.08(b), no Target Company has entered into any lease, sublease or other occupancy or use agreement granting to any third Person the right to use any of the Owned Real Property which remains in effect.

(iv) There has been no condemnation or eminent domain proceeding commenced against, or to the Knowledge of Sellers, threatened in respect of any Owned Real Property or any material portion thereof or interest therein. To the Knowledge of Sellers, all improvements on any Owned Real Property are wholly within the boundary lines of such real property and do not encroach on any adjoining premises of such real property. The Target Companies have full rights of ingress and egress to all Owned Real Property sufficient to conduct the Business.

(c) Wells.

(i) For any Wells owned by the Target Companies, such Target Company is in exclusive possession and possesses defensible title to the Wells and to any saltwater, frac fluid, oil or skim oil contained therein, and is in exclusive possession of all permits, easements and other rights associated with the Wells or otherwise necessary for their operation as liquid waste injection wells, in each case free and clear of all Encumbrances and except as noted on Schedule 4.08(c)(i). The Wells were constructed in accordance with applicable Laws and standards of workmanship customary in the industry, and are free from any defects, except for ordinary wear and tear and as disclosed in Schedule 4.08(c)(i). The Wells are being, and have been since May 6, 2014, operated and maintained in compliance with all applicable Laws and Permits.

(ii) The land use rights related to the Wells are valid, existing and enforceable, and provide the Target Companies with the full right to conduct the Business and own and operate the Wells as currently conducted. There are no eminent domain or condemnation proceedings pending or, to the Knowledge of Sellers, threatened affecting any portion of such land use rights. Except as set forth on Schedule 4.08(c)(ii), there has not been, and to the Knowledge of Sellers, there currently is not any event (with or without notice, lapse of time or both) that would result in the termination, impairment or limitation of any such land use right. Except as set forth on Schedule 4.08(c)(ii), no future payments of any kind are due in connection with any land use right in order to maintain its existence or freedom from Encumbrances, and each land use right is perpetual, and no consent from the grantors of any land use rights is required in connection with the transactions contemplated herein by this Agreement. Except as set forth in Schedule 4.08(c)(ii), there are no royalties, participation payments or other similar amounts payable by the Target Company to third Persons in connection with the ownership, operation or use of the Wells.

(iii) All accounts for work and services performed or materials placed or furnished upon or in respect of the construction, completion and maintenance of the Wells and any building, improvement or other structure occupied or used by the Target Companies has been fully paid or accrued, if billed, and no one is entitled to place or claim any Encumbrance for work performed by or on behalf of any Target Company.

(d) Each of the Wells is a Class II injection well governed by the Ohio Department of Natural Resources. The Target Companies hold and are in compliance with the requirements of all required Permits for the Wells as are necessary to conduct the Business. None of the Target Companies, or to the Knowledge of Sellers any third Persons, have received for injection and injected into the Wells any substances that were not within the authorization provided under the applicable Well Permit. Each of the Wells is in compliance with the siting, construction, operation, maintenance and permitting requirements of each applicable Governmental Authority including the Ohio Department of Natural Resources. Except as set forth on Schedule 4.08(d), since January 1, 2017 the Target Companies have not received any community complaints or experienced any community activism regarding the operation of any of the Wells, and to the Knowledge of Sellers, the Target Companies have not received any such complaints or experienced any such activism since March 31, 2015.

(e) There are (i) full rights of ingress and egress to the Well sites and (ii) utilities services to each Well, including water, gas, sewer, electricity and telephone service to the Real Property and Wells adequate for the Business as presently conducted. No payment of any connection or access fee is required for such services (except for market-based payments for actual utilities used).

(f) Except as set forth on Schedule 4.08(f), the Target Companies have not posted, and are not required to provide, any deposits, performance bonds or other similar collateral with any Governmental Authority or third Person with respect to the conduct of the Business.

Section 4.09 Intellectual Property; Software.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

(b) Schedule 4.09(b) lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by or on behalf of a Target Company. Except as set forth in Schedule 4.09(b), each Target Company owns or has the right to use all Intellectual Property owned by such Target Company necessary to conduct the business as currently conducted (the “Target Companies Intellectual Property”).

(c) Except as set forth in Schedule 4.09(c), (i) the Target Companies Intellectual Property as currently licensed or used by the respective Target Company, and such Target Company’s conduct of its business as currently conducted, does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) to Sellers’ Knowledge no Person is infringing, misappropriating or otherwise violating any Target Companies Intellectual Property.

(d) This Schedule 4.09(d) constitutes the sole representation and warranty of the Sellers under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Sellers and the Target Companies of the Intellectual Property of any other Person.

(e) Schedule 4.09(e) sets forth a complete and accurate list of all Software developed or owned by the Target Companies, (the “Owned Software”) or to which a Target Company has the license or right to use (“Licensed Software”). The Target Companies own all right, title and interest in and to each item of the Owned Software, free and clear of all Encumbrances other than Permitted Encumbrances, and to the Knowledge of Sellers, the Target Companies own or have the right to use pursuant to Contracts all Owned Software or Licensed Software used or held for use in the operation of its Business as presently conducted. Each Target Company is in compliance, in all material respects, with the terms and conditions of any such Contract and none of the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement will: (i) constitute a material breach of or default under any such Contract; (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Owned Software or Licensed Software; or (iii) result in the grant to any third person of any rights in Owned Software.

(f) To Sellers’ Knowledge: (i) no third Person has asserted or is currently asserting that a Target Company infringes or otherwise violates the Intellectual Property of such third person, (ii) no third Person has challenged the ownership, validity, enforceability, or registrability of any Intellectual Property of the Target Company and (iii) the Target Company has not received any written communications advising or suggesting that a license to or right under any Intellectual Property is necessary for the conduct of the Target Company’s Business as currently conducted.

Section 4.10 Insurance. Schedule 4.10 sets forth a list, as of the date hereof, of all material insurance policies maintained by the Target Companies or with respect to which a Target Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect.

Section 4.11 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Schedule 4.11(a), there are no actions, suits, claims, investigations or other legal proceedings pending or, to Sellers’ Knowledge, threatened against or by any Target Company affecting any of its properties or assets.

(b) Except as set forth in Schedule 4.11(b) there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Target Company or any of its properties or assets.

Section 4.12 Compliance With Laws; Permits.

(a) Except as set forth in Schedule 4.12(a), each Target Company is in compliance in all material respects with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for each Target Company to conduct its business have been obtained by it and are valid and in full force and effect. The Target Companies are in compliance, in all material respects, with the requirements of all Permits.

(c) None of the representations and warranties contained in this Section 4.12 shall be deemed to relate to environmental matters (Section 4.13), employee benefits matters (Section 4.14), employment matters (Section 4.15) or tax matters (Section 4.16).

Section 4.13 Environmental Matters.

(a) Except as set forth in Schedule 4.13(a), each Target Company is and since January 1, 2013 has been in compliance, in all material respects, with all Environmental Laws and has not, and no Target Company has received from any Person any: (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each Target Company has obtained and is in compliance, in all material respects, with all Environmental Permits (each of which is disclosed in Schedule 4.13(b)) necessary for the ownership, lease, operation or use of the Business or assets of the Target Company. Each of the Environmental Permits is in full force and effect.

(c) No Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) Except as set forth in Schedule 4.13(d), there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the Business or assets of the Target Companies, at or from any Real Property or any Wells and no Target Company nor Sellers have received an Environmental Notice that any Real Property or Wells have been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, the Target Companies.

(e) There are no civil, criminal, or administrative actions, suits, demands, claims, hearings, proceedings, investigations or notices pending or, to the Knowledge of Sellers, threatened against the Target Companies, and no outstanding Orders against or settlement agreements, that pertain or relate to (i) any investigation, remedial or response obligations under any Environmental Law, (ii) violations of or liability under any Environmental Law, (iii) personal injury, property damage or natural resource damage claims relating to a Release or threatened Release, (iv) or response, removal or remedial costs under CERCLA or any similar federal, state, or local law, in each case of (i)-(iv), that would reasonably be expected to give rise to a material Loss for the Target Companies.

(f) Sellers have provided or made available to Buyer all internal and external environmental audits, assessments, reports, studies, documents, and correspondence on environmental matters and compliance with Environmental Laws relating to the operation of the Business that are in the possession or control of any Seller.

(g) The representations and warranties set forth in this Section 4.13 are the Sellers’ sole and exclusive representations and warranties regarding environmental matters.

Section 4.14 Employee Benefit Matters.

(a) Schedule 4.14 contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of a Target Company, current or former directors of a Target Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by a Target Company, or under which a Target Company has any material liability for premiums or benefits (a “Benefit Plan”).

(b) Except as set forth in Schedule 4.14(b), each Benefit Plan complies in all material respects with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Sellers’ Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as set forth in Schedule 4.14(b), or as would not give rise to a material Loss for the Target Companies, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject any Target Company to a Tax under Section 4971 of the Code or the assets of any Target Company to a lien under Section 430(k) of the Code.

(c) Except as set forth in Schedule 4.14(c) no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Neither Sellers nor any Target Company: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of any Target Company under Section 4069 or Section 4212(c) of ERISA.

(d) Except as set forth in Schedule 4.14(d) and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) Except as set forth in Schedule 4.14(e), (i) there is no pending or, to Sellers’ Knowledge, threatened action relating to a Benefit Plan; and (ii) no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(f) Except as set forth in Schedule 4.14(f), no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(g) Neither Buyer nor any of its Affiliates will have any liability following the Closing under, with respect to or arising out of any Benefit Plans covering the Employees of the Target Companies.

(h) The representations and warranties set forth in this Section 4.14 are the Sellers’ sole and exclusive representations and warranties regarding employee benefit matters.

Section 4.15 Employment Matters.

(a) Except as set forth in Schedule 4.15(a), no Target Company is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees.

(b) There is no labor strike or labor dispute, slowdown, lockout or work stoppage actually pending or, to the Knowledge of Sellers, threatened against or affecting a Target Company, and, since December 31, 2015, no Target Company has experienced any labor strikes or material labor disputes, slowdowns, lockouts or work stoppages. Since December 31, 2015, the Target Companies have not had any unfair labor practice charges or complaints before any Governmental Authority pending or, to the Knowledge of Sellers, threatened against the Target Companies. Except as set forth on Schedule 4.15(b), the Target Companies do not have employee grievances, arbitrations, claims, investigations or audits pending or, to the Knowledge of Sellers, threatened, that arise out of or under any employment or similar Contract.

(c) Sellers have provided to Buyer a complete list of each Employee’s name, employee identification number, job title, hire date and hourly rate of pay or annualized base salary.

(d) Each Target Company is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of a Target Company. Except as set forth in Schedule 4.15(d), there are no actions, suits, claims, investigations or other legal proceedings against a Target Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of a Target Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(e) Each Target Company is, and since December 31, 2014 has been, in compliance, in all material respects, with the Fair Labor Standards Act of 1938, as amended, and any other federal, state, or local Law, regulation, order, or applicable legal requirement regarding the classification of employees as exempt or non-exempt, and other applicable Laws relating to wages paid to employees, the required minimum wage, overtime pay to employees, and recordkeeping of employee time and payroll information. There is no claim, action, suit, arbitration, or investigation pending or, to the Knowledge of Sellers, threatened against any Target Company by or before the U.S. Department of Labor, any court, or any other federal, state or local governmental authority or agency regarding violation of employee wage and hour Laws.

(f) The representations and warranties set forth in this Section 4.15 are the Sellers’ sole and exclusive representations and warranties regarding employment matters.

Section 4.16 Taxes.

(a) Except as set forth in Schedule 4.16:

(i) Each Target Company has filed (taking into account any valid extensions) all Tax Returns required to be filed by such Target Company. Such Tax Returns are true, complete and correct in all material respects. No Target Company is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by each Target Company have been paid or accrued.

(ii) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Target Company.

(iii) There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against any Target Company. Sellers have not received any notice from any Governmental Authority indicating an intent to open a proceeding pertaining to Taxes of or with respect to a Target Company or the Business. No Governmental Authority is now asserting, or, to the Knowledge of Sellers, threatening to assert, against a Target Company any claim for additional or unpaid Taxes.

(iv) No Target Company is a party to any Tax-sharing, tax indemnity, tax allocation agreement or similar contract.

(v) All Taxes which each Target Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(b) Since the Balance Sheet Date, except as required by Law or the Code, no Target Company has (i) made or revoked any material election in respect of Taxes, (ii) changed any accounting method in respect of Taxes, (iii) prepared any Tax Returns in a manner which is not consistent with the past practice of the Target Company with respect to the treatment of items on such Tax Returns, (iv) filed any amendment to a Tax Return that will or may increase the Tax liability of a Target Company after the Closing, (v) incurred any liability for Taxes other than in the ordinary course of business, (vi) settled any claim or assessment in respect of Taxes, (vii) consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Authority, or (viii) surrendered any right to claim a refund of Taxes.

(c) Each Target Company has withheld or collected and paid over to the appropriate Governmental Authorities all Taxes required by Law to be withheld or collected, including withholding of Taxes on wages paid to employees and pursuant to Sections 1441 and 1442 of the Code or other similar provisions under any state, local, or foreign Laws, and each Target Company has properly received and maintained any and all certificates, forms, and other documents required by Law for any exemption from withholding and remitting any Taxes.

(d) No Target Company has been a member of an affiliated, combined, consolidated, unitary, or aggregate Tax group for purposes of filing any Tax Return or otherwise have any potential liability with respect to the Taxes of any other Person as a result of having been a member of an affiliated, combined, consolidated, unitary, or aggregate group for Tax purposes, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law). No Target Company has any liability for Taxes of any other Person as a transferee, successor, by Contract, or otherwise.

(e) Except for Encumbrances for Taxes that are not yet due and payable, (i) there are no Encumbrances for Taxes with respect to any of the assets or properties of a Target Company or any equity interest in a Target Company, and (ii) no claim for unpaid Taxes has been made in writing by any Governmental Authority that could give rise to any such Encumbrance.

(f) No claim has been made by any Governmental Authority in a jurisdiction where a Target Company does not file Tax Returns that it is or may be subject to Tax by such jurisdiction.

(g) Each Target Company has at all times since its formation, including through the time immediately prior to the Closing, been classified as a partnership for federal income tax purposes (and, where applicable, state, local, and foreign Tax purposes), and no election has been filed or made to change such classification for federal income tax purposes (and, where applicable, state, local, and foreign Tax purposes).

(h) Except for certain representations related to Taxes in Section 4.14, the representations and warranties set forth in this Section 4.16 are the Sellers’ sole and exclusive representations and warranties regarding Tax matters.

Section 4.17 Brokers. Except for Janney Montgomery Scott, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.18 Books and Records. The Books and Records of the Target Companies, all of which have been made available to the Buyer, are true and correct and have been maintained in accordance with historical business practices. At the Closing, all of the Books and Records will be delivered to the Buyer or will be in the physical possession of the Target Companies.

Section 4.19 Condition and Sufficiency of Assets.

(a) Except as set forth on Schedule 4.19(a), the Wells and the buildings, plants, structures, furniture, fixtures, machinery, equipment and improvements (including well bores and wellhead equipment), vehicles and other items of tangible personal property and tangible assets of the Business are in good operating condition subject to ordinary routine maintenance and taking into consideration the age of the assets and subject to wear and tear and maintenance for the uses to which they are being put.

(b) The assets held by the Target Companies at Closing constitute all of the rights, property and assets used by the Target Company in the conduct of the Business as currently conducted and such assets are sufficient for the continued conduct of the Business after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

Section 4.20 Customer/Supplier Relationships. Schedule 4.20 contains a true, correct and complete list of the Target Companies’ top 10 largest customers in terms of actual revenue (the “Top Customers”), determined by dollar volume of sales for the fiscal year ended December 31, 2017 and a true, correct and complete list of the Target Companies’ top 10 largest suppliers in terms of actual purchase (the “Top Suppliers”), determined by dollar volume of expenditures for the fiscal year ended December 31, 2017. Since the Balance Sheet Date, there has not been, nor have the Sellers or any Target Company received notice of, any termination of, or a material adverse modification or change in, the overall business relationship with any of the Top Customers or Top Suppliers.

Section 4.21 Improper Payments. None of the Target Companies (nor any of its Representatives, in the conduct of activities with authorization from, or at the direction of a Target Company) has directly or indirectly made, given, offered, authorized or promised to make, give, offer, or authorize the payment or transfer of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a governmental official, political party, representative of a political party, candidate for public officer, or any other Person while knowing or being aware of a high probability that all or some portion would be used for the purpose of: (i) inducing any such Person to do or omit to do any act in violation of the lawful duty of such official, or (ii) inducing any such Person to use influence with any Governmental Authority in order to assist any Target Company in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage.

Section 4.22 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Disclosure Schedules), no Seller or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Target Companies, including any representation or warranty as to the accuracy or completeness of any information regarding any Target Company furnished or made available to Buyer and its Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on the business as it is now being conducted. Buyer is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Buyer has all requisite authority to execute and deliver this Agreement, the transactions contemplated hereby have been duly authorized by Buyer, and this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

Section 5.02 Non-contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of any documents or transactions contemplated herein, will, with or without the giving of notice or the lapse of time or both: (i) violate any provision of the Organizational Documents of the Buyer, (ii) violate any Law, Governmental Order, Permit or Filing applicable to the Buyer, or (iii) result in a breach of or default under, require consent under or violate any material contract to which Buyer is a party. No Permit or Filing is required by the Buyer in connection with the consummation of the transactions contemplated herein.

Section 5.03 Investment Purpose. Buyer is acquiring the Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.04 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.05 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.06 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers and the Target Companies for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers and the Target Companies set forth in ARTICLES III and IV, respectively, of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Sellers, the Target Companies or any other Person has made any representation or warranty as to Sellers, the Target Companies or this Agreement, except as expressly set forth in ARTICLES III and IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause each Target Company to: (a) conduct the business of each Target Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of each Target Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with each such Target Company. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall not cause or permit any Target Company to take any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause each Target Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, Wells, properties, assets, premises, books and records, contracts, agreements and other documents and data related to each Target Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Target Companies as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Target Companies to cooperate with Buyer in its investigation of the Target Companies; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Sellers, under the supervision of Sellers’ personnel and in such a manner as not to interfere with the normal operations of any Target Company. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Sellers or such other individuals as Sellers may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor any Target Company shall be required to disclose any information to Buyer if such disclosure would, in Sellers’ sole discretion: (a) cause significant competitive harm to Sellers, any Target Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (b) jeopardize any attorney-client or other privilege; or (c) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of

Sellers which will not be unreasonably delayed or withheld, Buyer shall not contact any suppliers to, or customers of, any Target Company and Buyer shall have no right to perform invasive investigations of the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03 Supplement to Disclosure Schedules. From time to time prior to the Closing, Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.01 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement following receipt of such Schedule Supplement and proceeds with Closing, then Buyer shall be deemed to have irrevocably waived its right to indemnification under Section 8.02 with respect to such matter.

Section 6.04 Resignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Target Companies at least five Business Days prior to the Closing.

Section 6.05 Employees; Benefit Plans.

(a) During the period commencing at the Closing and ending on the date which is 12 months from the Closing (or if earlier, the date of the employee’s termination of employment with a Target Company), Buyer shall and shall cause each Target Company to provide each Employee who remains employed immediately after the Closing (“Target Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the respective Target Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the respective Target Company immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Buyer immediately prior to the Closing to similarly positioned employees; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for Buyer immediately prior to the Closing; provided, however, that the terms of the Employment Agreements control over any terms in this Section 6.05.

(b) With respect to any employee benefit plan maintained by Buyer or its subsidiaries (collectively, “Buyer Benefit Plans”) in which any Target Company Continuing Employee will participate effective as of the Closing, Buyer shall, or shall cause the respective Target Company to, recognize all service of the Target Company Continuing Employee with such Target Company or any of its subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Target Company Continuing Employee may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.

(c) Effective as of the Closing Date, each Employee and his or her applicable dependents shall cease to accrue benefits under all Benefit Plans of the Sellers (or the Target Companies). Buyer shall, or shall cause one of its Affiliates to, offer to the continuing Employees who immediately prior to Closing Date were eligible to participate in any Seller Benefit Plan that is a qualified plan (the “Seller 401(k) Plan”) eligibility to participate in a qualified plan sponsored by Buyer or one of its Affiliates (which plan shall hereinafter be referred to as the “Buyer Qualified Plan”) as soon as reasonably practicable following the Closing Date. Buyer or one of its Affiliates shall cause the Buyer Qualified Plan to accept the direct rollover of each continuing Employee’s account distributed from the Seller 401(k) Plan (including any notes representing participant loans) upon such continuing Employee’s election; provided that such direct rollover consists of the full balance (rather than a portion of the balance) of such account.

(d) Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan or arrangement of Buyer, or shall limit the right of Buyer or any of its subsidiaries, to amend, terminate or otherwise modify any such employee benefit plan or arrangement following the Closing in accordance with its terms. In the event that (i) a party other than Buyer or any of its subsidiaries makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan or arrangement of Buyer, and (ii) such provision is deemed in any judicial proceeding to be an amendment to such employee benefit plan or arrangement even though not explicitly designated as such in this Agreement, then such provision, to the extent covered by such deemed amendment, shall lapse retroactively and shall have no amendatory effect.

(e) This Section 6.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.05. Nothing contained herein, express or implied, shall be construed to establish, any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.05 shall not create any right in any Employee or any other Person to any continued employment with any Target Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.06 Director and Officer Indemnification and Insurance. Prior to Closing, Sellers should cause the Target Companies to purchase, at Sellers’ expense, a “tail” policy of directors’ and officers’ liability insurance with a term of not less than six years.

Section 6.07 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.07 shall nonetheless continue in full force and effect.

Section 6.08 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of each Target Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of such Target Company; and

(ii) upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or any Target Company after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Sellers shall:

(i) retain the books and records (including personnel files) of Sellers which relate to the Target Companies and their operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or any Target Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Target Companies to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.

Section 6.10 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.11 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.12 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by Buyer and 50% by Sellers when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers shall cooperate with respect thereto as necessary).

Section 6.13 Litigation Support. So long as any party hereto actively is contesting or defending against any proceeding in connection with (a) the transactions contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction attributable to the period prior to the Closing Date involving a Target Company, the Business or the Interests, the other parties hereto will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under ARTICLE VIII).

Section 6.14 Title Insurance; Surveys. The Sellers shall reasonably cooperate (and shall cause each Target Company to reasonably cooperate) with Buyer in any efforts to obtain a title commitment or title insurance in the name of the Target Companies at the Closing in respect of the Owned Real Property. Such cooperation will include the execution and delivery at Closing by the Sellers (as requested by Buyer’s title insurer) of a reasonable and customary title affidavit/certificate respecting Encumbrances and title matters and evidence of authority on the part of Seller to Buyer to obtaining title insurance in respect of the Owned Real Property. The Sellers shall provide to the Title Company such affidavits as are necessary to permit the Title Company to (a) delete its standard exception relating to mechanics’ and materialmen’s liens; (b) issue a non-imputation endorsement; (c) issue an “owner’s comprehensive endorsement”; and (d) contain such other endorsements as Buyer or Buyer’s lender may reasonably request. In addition, Buyer may, but shall not be obligated to, cause to be prepared a current ALTA/ACSM (or state law-equivalent) land title survey with respect to the Owned Real Property and the access granted to Buyer above shall expressly include reasonably necessary access to the properties by Buyer and its surveyors in order to conduct the field work in order to prepare such survey. The premiums for any such title insurance, and the costs of any such survey, shall be Buyer’s responsibility.

Section 6.15 Tax Matters.

(a) Tax Related Payments. The Sellers shall timely pay all Seller Taxes.

(b) Tax Refunds. All refunds or credits for Taxes for any Seller Tax and the Sellers’ portion of any Transfer Taxes (as determined pursuant to Section 6.12) shall be for the sole benefit of the Sellers; provided, however, that to the extent Buyer incurs a Seller Tax and is not indemnified for such Seller Tax, then refunds or credits of such Seller Taxes shall be for the sole benefit of Buyer. To the extent that Buyer receives a refund or credit that is for the benefit of the Sellers, Buyer shall promptly pay such refund or the value of the credit (net of all out of pocket expenses and costs and Taxes incurred in obtaining such refund) to the Sellers. All refunds or credits for Taxes relating to the Business and the Interests for a Post-Closing Period that are not

Seller Taxes, and Buyer’s portion of any Transfer Taxes (as determined pursuant to Section 6.12), shall be for the sole benefit of Buyer. To the extent that the Sellers receive a refund or credit for a Tax that is for the benefit of Buyer, the Sellers shall promptly pay such refund or the value of the credit (net of all reasonable out of pocket expenses and costs and Taxes incurred in obtaining such refund) to Buyer.

(c) Tax Returns.

(i) The Sellers shall prepare or cause to be prepared and file or cause to be filed any Tax Returns required to be filed after the Closing Date for all Pre-Closing Periods, and shall, in each case, pay all Taxes owed with respect to such Tax Returns. The Sellers shall use commercially reasonable efforts to provide to Buyer for comment and review any Tax Return prepared pursuant to this Section 6.15, and shall consider in good faith any comments timely received from Buyer, prior to filing. To the extent the Sellers are not permitted to file a Tax Return described in this Section 6.15, not later than 15 days prior to the due date for filing any such Tax Return, the Sellers shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Buyer, and Buyer will cause such Tax Return to be timely filed by the Target Companies.

(ii) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Target Companies for all Straddle Periods. Not later than 30 days prior to the due date for filing any such Tax Return (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period, which shall be provided promptly after filing), Buyer shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to the Sellers for their review and reasonable comment, which comments must be provided to Buyer no later than 15 days prior to the due date for filing such Tax Return. Buyer shall consider in good faith any comments timely received from the Sellers with respect to such Tax Return and provide the Sellers with a final Tax Return no later than five days prior to the due date for filing such Tax Return. Buyer will cause such Tax Return to be timely filed (and any Taxes shown as due thereon to be timely paid) and will provide a copy thereof to the Sellers. Not later than five days prior to the due date for payment of Taxes with respect to any Tax Return addressed in this Section 6.15, the Sellers shall pay to Buyer the amount of any Seller Taxes with respect to such Tax Return.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Sellers contained in ARTICLE III and of the Target Companies in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Sellers, that each of the conditions set forth in Section 7.01(a) and Section 7.01(b) have been satisfied.

(d) a certificate from each Target Company, duly executed by an authorized officer of such Target Company and dated as of the Closing Date, certifying as to such Target Company’s (i) good standing or full force and effect, (ii) certificate of formation or articles of organization, certified by the Secretary of State of the State of Ohio, (iii) incumbency of managers or officers and (iv) resolutions approving the consummation of the transactions contemplated herein.

(e) Sellers shall have duly executed and delivered the Assignments to Buyer.

(f) Sellers shall have delivered releases, termination statements or satisfactions evidencing the release of all Encumbrances (other than Permitted Encumbrances) against any Target Company or any of their respective assets or properties.

(g) Sellers shall have delivered a certificate of Seller’s non-foreign status that complies with the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.

(h) Seller shall have delivered to Buyer evidence that all Indebtedness has been paid in full on Pay-Off Letters, in form satisfactory to Buyer from each holder of Indebtedness.

(i) Sellers shall have delivered resignations of all Persons serving as directors (or managers) and officers of each of the Target Companies.

(j) Sellers shall have delivered to the Buyer a Non-Competition and Non-Solicitation Agreement in the form of Exhibit C attached hereto signed by each of the Persons listed in Schedule 7.01(j).

(k) Each Seller shall have delivered to the Buyer a Waiver and Release in the form of Exhibit D attached hereto.

(l) All consents and approvals set forth on Schedule 7.01(l) in form and substance satisfactory to Buyer.

(m) employment agreements for each of Thomas W. Bohr and Bradley D. Erdman (the “Employment Agreements”).

(n) A transition services agreement in the form of Exhibit E, duly executed and delivered by NM Staffing LTD, an Ohio limited liability company (the “Transition Services Agreement”).

(o) one or more bank statements (which may be in the form of online screenshots) from the Target Companies’ applicable banking institutions setting forth the Closing Cash balance.

Section 7.02 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Sellers shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(d) A certificate from Buyer, duly executed by an authorized officer of Buyer and dated as of the Closing Date, certifying as to Buyer’s (i) good standing or full force and effect, (ii certificate of formation or articles of incorporation, certified by the Secretary of State of the State of Delaware, (iii) incumbency of managers or officers and (iv) resolutions approving the consummation of the transactions contemplated herein.

(e) Buyer shall have delivered to Sellers cash in an amount equal to the Purchase Price and in accordance with ARTICLE II.

(f) The Transition Services Agreement, duly executed by Buyer.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein other than Fundamental Representations and Sections 4.13 (Environmental) and 4.16 (Taxes) shall survive the Closing and shall remain in full force and effect until the date that is eighteen months from the Closing Date. The Fundamental Representations shall survive the Closing indefinitely. The representations and warranties in Section 4.13 (Environmental) shall survive for five years and the representations and warranties in Section 4.16 (Taxes) shall survive until 30 days following the applicable statute of limitations period has expired. Covenants or other agreements contained in this Agreement shall survive the Closing Date for six months other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, Sellers, on a joint and several basis (except with respect to ARTICLE III which will be on a several basis) indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of that Seller contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by that Seller pursuant to this Agreement; or

(c) Seller Taxes; or

(d) Seller Transaction Costs; or

(e) Excluded Losses.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify Sellers against, and shall hold Sellers harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Sellers based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.04 Certain Limitations. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds one-percent (1%) of the Base Purchase Price (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $2,500 (which Losses shall not be counted toward the Deductible). Notwithstanding the foregoing, the Fundamental Representations shall not be subject to the limitations set forth in this Section 8.04(a).

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a) as the case may be, shall not exceed ten percent (10%) of the Base Purchase Price; provided, Fundamental Representations shall not be subject to the cap expressed in this Section 8.04(b).

(c) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or a Target Company) in respect of any such claim.

(d) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be (i) reduced by an amount equal to any Tax benefits actually realized by the Indemnified Party and (ii) increased by an amount equal to any Tax costs actually incurred, in each case as a result of such Loss by the Indemnified Party,

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple other than such damages to the extent they are included in a thirty party proceeding.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(g) Sellers shall not be liable under this ARTICLE VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Sellers of the Target Companies contained in this Agreement if Buyer had actual knowledge of such inaccuracy of breach prior to the Closing.

(h) For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty, and the calculation of the resulting Losses, shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

(i) No Indemnitee will be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Indemnitee or its Affiliate has been fully indemnified or reimbursed for such amount under any other provision of this Agreement.

Section 8.05 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.07) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the applicable Target Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07 Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that, except as set forth in Section 8.08, their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of intentional fraud by any party hereto.

Section 8.08 Fraud. Notwithstanding any provision hereunder to the contrary, no party hereto shall be restricted with respect to claims with respect to intentional breach or fraud.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Sellers by October 26, 2018 (the “Drop Dead Date”); or

(ii) any of the conditions set forth in Section 7.01 or Section 7.01 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Sellers by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Sellers in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE IX, and Section 6.07 and ARTICLE X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein (including Section 6.12 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. The Sellers shall bear all Transaction Costs of the Sellers and the Target Companies (in the case of the Target Companies, prior to Closing) in connection with the transactions contemplated by this Agreement.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	David Niederst Facsimile: 440.331.8815 E-mail: viper0713@aol.com

with a copy to:	Kohrman Jackson & Krantz LLP Facsimile: 216.621.6536 E-mail: cjh@kjk.com Attention: Christopher J. Hubbert

If to Buyer:	Nuverra Ohio Disposal LLC c/o Nuverra Environmental Solutions, Inc. Facsimile: 602.903.7806 E-mail: charlie.thompson@nuverra.com Attention: Charles K. Thompson Chairman and Interim CEO

with a copy to:	Vinson & Elkins LLP Facsimile: 713.615.5883 E-mail: chriscollins@velaw.com Attention: Christopher S. Collins

Section 10.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (a) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 6.06 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE DELAWARE CHANCERY LOCATED IN WILMINGTON, DELAWARE AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

DAVID NIEDERST IRREVOCABLE TRUST

By	/s/ David Niederst

David Niederst, Trustee

STILLWATER SEVEN, LLC

By	/s/ David B. Niederst

Name:	David B. Niederst
Title:	Manager

BUYER:

NUVERRA OHIO DISPOSAL LLC

By	/s/ Charles K. Thompson

Name:	Charles K. Thompson
Title:	Interim CEO